Exhibit 4.8

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE, TRANSFER, ASSIGNMENT OR DISTRIBUTION THEREOF. NO SUCH SALE, TRANSFER, ASSIGNMENT OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

KYIVSTAR GROUP LTD.

PROMISSORY NOTE

$178,410,269	August 13, 2025

FOR VALUE RECEIVED, KYIVSTAR GROUP LTD., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Unit 517, Level 5, Index Tower, DIFC ( Dubai International Financial Centre), United Arab Emirates (the “Company”), hereby promises to pay to VEON AMSTERDAM B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Holder”), the principal sum of $178,410,269 and to pay the interest on the outstanding principal amount of this promissory note (this “Note”) in accordance with the terms set forth below.

RECITALS

WHEREAS, the Company (as the New PubCo) and the Holder (as the Seller), along with the other parties thereto, entered into a business combination agreement, dated March 18, 2025 (as amended from time to time, the “Business Combination Agreement”).

WHEREAS, pursuant to the Business Combination Agreement, among other matters, the Company shall issue New PubCo Common Shares and the Seller Loan Note (both as defined in the Business Combination Agreement) in consideration for the sale of shares in VEON Holdings B.V. by the Holder to the Company.

WHEREAS, this Note is the Seller Loan Note referred to in the Business Combination Agreement, and it is issued in partial consideration for the sale of shares in VEON Holdings B.V. by the Holder to the Company.

Article I

DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Note but not expressly defined herein shall bear the meanings ascribed thereto in the Business Combination Agreement. Notwithstanding the foregoing, for purposes of this Note, the following capitalized terms have the following meanings:

“Bankruptcy Law” shall have the meaning set forth in Section 4.1(a).

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Event of Default” shall have the meaning set forth in Section 4.1.

“Interest Amount” shall have the meaning set forth in Section 2.2.

“Interest Rate” shall have the meaning set forth in Section 2.2.

“Maturity Date” shall have the meaning set forth in Section 3.1.

“Principal Amount” shall have the meaning set forth in Section 2.1.

“Working Hours” shall mean 9:30 a.m. to 5:30 p.m. (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.

Article II

Principal and Interest

2.1 Principal. The principal sum of this Note is $178,410,269 (the “Principal Amount”).

2.2 Interest. The interest rate under this Note shall be 10% per annum (the “Interest Rate”), calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed. The Interest Rate shall accrue daily on the outstanding amount of the Principal Amount, commencing on, and including, the date hereof until, but excluding, the date on which the entire Principal Amount has been duly repaid in full (the amount of interest accrued on the outstanding amount of the Principal Amount based on the Interest Rate, from time to time, the “Interest Amount”).

Article III

Maturity and RepaymentS

3.1 Maturity. The Company shall repay (or procure the repayment of) the entire outstanding Principal Amount and the accrued and unpaid Interest Amount to the Holder in full on August 12, 2026 (the “Maturity Date”).

3.2 Initial Payment. Unless otherwise agreed to in writing by the Holder (including via email), the Company shall use the proceeds from the Trust Account to repay the Principal Amount and the accrued and unpaid Interest Amount within three Business Days of the Closing Date.

3.3 Prepayment. The Company may, without premium or penalty, at any time and from time to time prior to the Maturity Date, repay or prepay (or procure the repayment or prepayment of) all or any portion of the outstanding Principal Amount and the accrued and unpaid Interest Amount under this Note by giving the Holder a written notice of such payment at least three Business Days in advance (or such shorter period as agreed via email between the Company and the Holder), provided, however, that any payments received by the Holder from the Company under this Note shall be applied first against accrued and unpaid Interest Amount and then against the outstanding Principal Amount.

Article IV

DEFAULTS

4.1 Event of Default. The occurrence of any one or more of the following events with respect to the Company will constitute an event of default under this Note (an “Event of Default”):

(a) if, pursuant to Part XIII of the Companies Act 1981 of Bermuda (as amended) (Companies Act), and/or the Bankruptcy Act 1989 of Bermuda (as amended), and its implementing regulations (including, without limitation, the Companies (Winding-Up) Rules 1982 of Bermuda (as amended)) (together the “Bankruptcy Laws”), the Company: (i) commences a liquidation under the supervision of the Court; (ii) enters into a provisional liquidation arrangement; or (iii) takes any steps to commence a scheme of arrangement, or otherwise: (A) commences a creditors’ voluntary arrangement, case or proceeding; (B) consents to the entry of an order or judgement for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, administrator, assignee, liquidator, or similar official; or (D) makes an assignment for the benefit of its creditors; (E) admits in writing its inability to pay its debts as they become due;

(b) if a court of competent jurisdiction enters an order or judgement under applicable Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, administrator, assignee, liquidator, or similar official for the Company or substantially all of the Company’s assets; (iii) permits a scheme of arrangement; or (iv) orders the liquidation of the Company, and in each case the order or judgement is not dismissed within 60 days; or

(c) if the Company fails to duly perform or comply with any other material obligation as assumed by it under this Note, provided that no Event of Default shall occur if the failure to comply is capable of remedy and is remedied within 60 days of the earlier of (i) the Holder giving notice to the Company and (ii) the Company becoming aware of the failure to comply.

4.2 Remedies. Upon the occurrence of an Event of Default, the entire outstanding Principal Amount and the accrued and unpaid Interest Amount shall become immediately due and payable.

Article V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Sponsor. The Company represents and warrants as of the date hereof to the Holder as follows:

(a) Organization; Good Standing; Due Authorization. The Company is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated. the Company has all requisite corporate or other organizational power and authority to execute and deliver this Note and to perform its obligations hereunder. The execution, delivery and performance of this Note have been duly and validly authorized by all necessary organizational actions on the part of the Company. This Note has been duly executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by Bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) No Conflicts. The execution and delivery of this Note by the Company does not, and the performance by the Company of its obligations hereunder will not: (i) conflict with or result in a violation of the organizational documents of the Company; or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any financial documents and any other material contracts binding upon the Company), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Note.

(c) Litigation. There are no Proceedings pending against the Company, or to the knowledge of the Company threatened against the Company, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company of its obligations under this Note.

Article VI

Miscellaneous

6.1 Method of Payment. All payments under this Note shall be made in U.S. dollars by way of electronic transfer in immediately available funds to an account as the Holder may designate to the Company in writing.

6.2 Set-off; Deduction; Withholding. All payments under this Note shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any deductions or withholdings are required by Law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.3 Further Assurances. The Company agrees to: (a) cooperate fully with the Holder; (b) execute such further instruments, documents, financing statements and agreements that may be required under applicable Law; and (c) give such further written assurances and take such further action as may be reasonably requested by the Holder, in each case, as may be necessary to carry out and effectuate the provisions and purposes of this Note and the transactions contemplated hereunder.

6.4 Lost Note. If the original copy of this Note is mutilated, destroyed, lost or stolen, the Company will execute and deliver one or more new Notes for a like amount, in substitution therefor, in exchange for: (a) the statement of the Holder, briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft; and (b), except for a mutilation where the original mutilated original is delivered to the Company, a written agreement (without security or payment) to indemnify the Company against any claim that may be made on account of the alleged mutilation, destruction, loss or theft.

6.5 Governing Law. This Note and any action, suit, dispute, controversy or claim arising out of this Note, or the validity, interpretation, breach or termination of this Note, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

6.6 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware Chancery Court or Federal court of the United States of America sitting in Delaware, in each case in connection with any matter based upon or arising out of this Note, the other Transaction Documents and the consummation of the Transactions. Each party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Proceeding is brought in an inconvenient forum; or (e) the venue of such Proceeding is improper. Each party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by pre-paid international courier service, receipt requested, at its address specified pursuant to Section  6.10 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section  6.6, any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS NOTE, EACH OTHER TRANSACTION DOCUMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.7 Transfers; Assignees. The Company may not assign the Company’s obligations under this Note without the prior written consent of the Holder and any purported assignment by such person in violation of the terms hereof shall be void ab initio. This Note may not be transferred or assigned by the Company without Holder’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Holder may transfer or assign this Note only in compliance with the legend set forth hereon and, other than an assignment to an affiliate of the Holder, with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. If the transfer or assignment is based on an exemption under applicable securities laws, the Company may condition the transfer or assignment on receipt from Holder or the transferee/assignee of a reasonably acceptable opinion of counsel confirming the exemption. Until notified by Holder in writing of the transfer of this Note, the Company shall be entitled to deem Holder or such person who has been so identified by Holder in writing to the Company as the owner and holder of this Note. This Note is issued in registered form as to both principal and interest and shall be initially registered on the books and records of the Company in the name of Holder. Wherever in this Note reference is made to the Company or Holder, such reference will be deemed to include, as applicable, a reference to their respective successors and assigns, legatees, heirs, executors, administrators and legal representatives, as applicable, and, in the case of Holder, any future holder of this Note. The provisions of this Note will be binding upon and will inure to the benefit of such successors, assigns, holders, legatees, heirs, executors, administrators and legal representatives, as applicable. Upon surrender for registration of transfer of this Note, the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount. This Note may be exchanged at the option of the Holder thereof for Notes of a like aggregate principal amount but in different denominations. Whenever this Note is so surrendered for exchange, the Company, at its expense, will execute and deliver the Notes that the Holder making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange will be the legal and valid obligations of the Company evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, until due presentment of a Note for registration of transfer so provided herein.

6.8 Securities Laws. Holder, by acceptance of this Note, hereby represents and warrants that Holder has acquired this Note for investment only and not for resale or distribution hereof. Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note under the Securities Act, or any other applicable securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those Laws.

6.9 Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.10 Notices. Any notice or other communication to be given by a party to another party in connection with this Note shall, except where otherwise specifically provided: (a) be in writing in the English language; (b) by an internationally recognized courier company or by email to the relevant address or email address set forth below, or by any other method approved in writing by the receiving party. The relevant addresses and email addresses set forth in Schedule I attached hereto. Any notice or other communication sent in accordance with this Section 6.10 shall be deemed to have been given and received: (a) if sent by courier, on the earlier of the time of delivery and three Business Days after being sent to a representative of the courier service; (b) if sent by email, upon being sent, subject to no automated notification of delivery failure being received by the sender for all the recipient email addresses, except that if such time is outside of Working Hours, such notice or other communication shall instead be deemed given and received at the start of the next period of Working Hours; or (c) if sent by any other method approved by the recipient, upon the recipient giving written confirmation of receipt. Any party may change any of its notice details by giving written notice of such to each other party. Such notice shall take effect two Business Days after it is given (or on any later date specified in such notice). This Section 6.10 does not apply to the formal service of any court proceedings.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has executed and delivered this Note as of the date first written above.

COMPANY

KYIVSTAR GROUP LTD.

By:	/s/ Kaan Terzioğlu
	Name:	Kaan Terzioğlu
	Title:	Sole Director

HOLDER

VEON AMSTERDAM B.V.

By:	/s/ Kaan Terzioğlu
	Name:	Kaan Terzioğlu
	Title:	Director

By:	/s/ Maciej Wojtaszek
	Name:	Maciej Wojtaszek
	Title:	Director

[Signature Page to Seller Loan Note]

Schedule I

Notices

The relevant addresses and email addresses for each Party are set as set forth below:

if to the Company to:

VEON Amsterdam B.V.
Claude Debussylaan 88

Amsterdam 1082MD, the Netherlands

Attention: Group General Counsel
Email: legalnotices@veon.com

if to the Holder to:

VEON Amsterdam B.V.
Claude Debussylaan 88

Amsterdam 1082MD, the Netherlands

Attention: Group General Counsel
Email: cg@veon.com